 EXHIBIT 99.1

Grove, Inc. Announces Name Change to Upexi, Inc.

HENDERSON, NV / July 14, 2022 / Grove Inc. (GRVI) Grove, Inc. has taken the formal steps to change its name to Upexi, Inc. and incorporated wholly owned subsidiaries; Upexi Holdings, LLC and Upexi Enterprises, LLC. The change is representative of the evolution of the business. Grove, Inc. started as a scaling hemp company but has become much more. The business has expanded beyond the CBD industry and will focus on the larger market opportunities in consumer brands, SaaS programmatic advertising technology, and its growing reseller and liquidation businesses for both Amazon and direct to consumer markets.

Allan Marshall stated in a letter to shareholders that, “The Direct-to-Consumer market will remain a key initiative as we believe consumer behavior has been changed forever and that profits and value will continue to be in this vertical. To this end, we have made an investment in an advertising platform to acquire the most valuable asset of a DTC company, which is customer data. The material growth of our consumer database has been a key driver of our sales and profits in fiscal year 2022. Each of the brands and businesses have contributed to company growth and have us better positioned for continued success. To support the future growth, we have made investments in distribution, logistics and technology to service our customers across all current and future product offerings.”

Management believes that the combination of current brands, growing consumer customer data, distribution channels, and advertising technology will create a strong ecosystem for brand growth and successful integration of future brands we acquire. The business growth will come from organic growth of our current business and the Upexi Brand acquisition strategy.

About Grove, Inc.

Grove, Inc. is an innovator in aggregation, accelerating Amazon and eCommerce businesses by combining consumer data and vertical integration to scale brands in multiple industries, while lowering costs with a growing distribution network. Through strategic acquisitions, Grove continues to expand into numerous consumer markets, and utilizes its in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between its growing portfolio of brands.

Company Contact

Andrew Norstrud

Email: investorinfo@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

TraDigital IR

John McNamara

Email: john@tradigitalir.com

Phone: (917) 658-2602

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Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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